Exhibit 99.1

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CONTACT:
The Management Network Group, Inc.              Brainerd Communicators
Janet Hall                                      Michele Clarke (Media)
Janet.Hall@tmng.com                             clarke@braincomm.com
800.876.5329                                    212.986.6667
                                                Corey Kinger (Investors)
                                                kinger@braincomm.com
                                                212.986.6667


              TMNG Global Announces Sale by Significant Stockholder
                             in Private Transaction

Overland Park, KS - July 2, 2007 - TMNG Global (Nasdaq: TMNG), a leading provider of management consulting services to the global communications, media and entertainment industries, today announced that Behrman Capital has completed a privately negotiated transaction under which a group of investment firms acquired Behrman Capital's 34.9% interest in TMNG Global. TMNG was notified of the transaction by Grant G. Behrman, an independent director of TMNG and a principal of Behrman Capital.

The group of investing firms is primarily made up of current holders of TMNG common stock. TMNG is not a party to and did not receive any proceeds from the sale of shares by Behrman Capital.

With the completion of the transaction, Grant G. Behrman and William M. Matthes have stepped down from TMNG Global's Board of Directors. TMNG's Board of Directors will begin a search for independent directors to fill the vacancies left by the resignations of Messrs. Behrman and Matthes.

Richard P. Nespola, Chairman and Chief Executive Officer of TMNG Global, commented, "This transaction represents an efficient transition of share ownership from our longtime private equity supporter to the institutional investment community, which we believe should ultimately diversify our common stock ownership and provide greater market liquidity in the trading of our shares. On behalf of


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the  Company  and the Board of  Directors,  I would  like to  express my sincere gratitude for Grant's and Bill's guidance and support as investors and directors of TMNG for the past 10 years."

About TMNG Global

TMNG Global (NASDAQ: TMNG) is a leading provider of professional services to the converging communications industry. Its companies, TMNG, CSMG Adventis, and Cartesian, and its base of over 500 consultants, have provided strategy, management, and technical consulting, as well as products and services, to more than 1200 communications service providers, entertainment, media, and technology companies and financial services firms worldwide. The company is headquartered in Overland Park, Kansas, with offices in Berlin, Boston, Chicago, London, New York, Shanghai and Washington, D. C.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. In particular, any statements contained herein regarding expectations with respect to future stock market conditions, business, revenues or profitability are subject to known and unknown risks, uncertainties, and contingencies, many of which are beyond the Company's control, which may cause actual results, performance, or achievements to differ materially from those projected or implied in such forward-looking statements. Factors that might affect actual results, performance, or achievements include, among other things, any future sales of the stock purchased in the transaction, conditions in the telecommunications industry, overall economic and business conditions, the demand for the Company's services, and technological advances and competitive factors in the markets in which the Company competes. These risks and uncertainties are described in detail from time to time in TMNG's filings with the Securities and Exchange Commission.

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